Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

DATED AS OF DECEMBER 19, 2014

AMONG

WALGREEN CO.,

WALGREENS BOOTS ALLIANCE, INC.,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

and

MIZUHO BANK, LTD.,

as Administrative Agent

MIZUHO BANK, LTD.,

HSBC BANK USA, N.A.

and

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers

ARTICLE 14
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 14.01.	Counterparts; Effectiveness	90
Section 14.02.	Electronic Execution of Assignments	90

ARTICLE 15
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 15.01.	Choice of Law	91
Section 15.02.	Consent to Jurisdiction	91
Section 15.03.	Waiver of Jury Trial	92
Section 15.04.	U.S. Patriot Act Notice	92
Section 15.05.	No Advisory or Fiduciary Responsibility	92
Section 15.06.	Judgment Currency	93

ARTICLE 16
PARENT GUARANTY

Section 16.01.	Parent Guaranty	94
Section 16.02.	Guaranty Absolute	94
Section 16.03.	Waivers	95
Section 16.04.	Continuing Guaranty	96

ARTICLE 17
WALGREENS GUARANTY

Section 17.01.	Walgreens Guaranty	96
Section 17.02.	Guaranty Absolute	97
Section 17.03.	Waivers	98
Section 17.04.	Termination	98
Section 17.05.	Continuing Guaranty	99

EXHIBITS

Exhibit A	–	Form of Joinder Agreement
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Assignment and Assumption
Exhibit D	–	Form of Loan/Credit Related Money Transfer Instruction
Exhibit E	–	Form of Promissory Note
Exhibit F	–	Form of Borrowing Notice
Exhibit G	–	Form of Conversion/Continuation Notice

v

SCHEDULES

Pricing Schedule
Commitment Schedule

Schedule 13.01	–	Certain Addresses for Notices

REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement, dated as of December 19, 2014, is among WALGREEN CO., an Illinois corporation (“Walgreens”), WALGREENS BOOTS ALLIANCE, INC., a Delaware corporation (“Walgreens Boots Alliance”), the institutions from time to time parties hereto as Lenders (whether by execution of this Agreement or an assignment pursuant to Section 12.01) and MIZUHO BANK, LTD., as Administrative Agent. The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 9.07.

“Acquired Business” means Alliance Boots, together with its Subsidiaries.

“Acquisition Agreement” means that certain Purchase and Option Agreement dated as of June 18, 2012, as amended on August 5, 2014, by and among Alliance Boots, Seller, and Walgreens.

“Actual Unused Commitments” is defined in Section 2.05(a).

“Administrative Agency Fee Letter” means that certain Administrative Agency Fee Letter, dated December 19, 2014, among Mizuho and Walgreens.

“Administrative Agent” means Mizuho Bank, Ltd. in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to Parent and the Lenders.

“Advance” means a borrowing hereunder, consisting of the aggregate amount of several Revolving Loans to the same Borrower in the same currency (a) made by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Revolving Loans of the same Type and, in the case of Eurocurrency Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent or the Arrangers, as appropriate, and “Agents” means, collectively, the Administrative Agent and the Arrangers.

“Agent Parties” is defined in Section 13.01(c).

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The Aggregate Commitment as of the Effective Date is Seven Hundred Fifty Million and 00/100 Dollars ($750,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure with respect to all the Lenders.

“Agreement” means this Revolving Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of Walgreens referred to in Section 5.04; provided, however, that except as provided in Section 9.07, with respect to the calculation of financial ratios and other financial tests required by this Agreement, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of Walgreens referred to in Section 5.04 hereof.

“Agreement Currency” is defined in Section 15.06.

“Alliance Boots” means Alliance Boots GmbH.

“Alliance Boots Acquisition” means the direct or indirect acquisition of the issued and outstanding capital stock in Alliance Boots that Walgreens does not, directly or indirectly, own as of the Effective Date, pursuant to the Acquisition Agreement.

“Alliance Boots Acquisition Closing Date” means the date on which the Alliance Boots Acquisition is consummated.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Base Rate plus 1.0%. “Prime rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Applicable Commitment Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the actual unused amount of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Applicable Time” means, with respect to any borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as shall be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment. In advance of the initial borrowing of a Revolving Loan in any Foreign Currency, the Administrative Agent shall provide Parent and Lenders with written notice of the Applicable Time for any borrowings and payments in such Foreign Currency. In the event no such notice is delivered by the Administrative Agent, the applicable Borrower and any Lender shall be required to make any borrowings and payments in accordance with the times specified herein for borrowings and payments in Dollars.

“Arrangers” means, collectively, Mizuho Bank, Ltd., HSBC Bank USA, N.A. and U.S. Bank National Association and their respective successors, in their capacity as Joint Lead Arrangers.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.01), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the President, Senior or Executive Vice President or Treasurer, acting singly.

“Bank of America” means Bank of America, N.A., a national banking association having its principal office in Charlotte, North Carolina, in its individual capacity, and its successors.

“Borrower” means, as applicable, Walgreens, Walgreens Boots Alliance (from and after such time as the conditions set forth in Section 4.05 have been satisfied or waived), each Designated Borrower, and each of their respective permitted successors and assigns (including, without limitation, a debtor-in-possession on its behalf).

“Borrower Materials” is defined in Section 6.01.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.08.

“Business Day” means a day (other than Saturday or Sunday) on which banks are generally open in Charlotte, North Carolina, Chicago, Illinois and New York, New York, for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Buyer SEC Report” means Walgreens’ 2014 Annual Report on Form 10-K.

“Buyer Shareholder Approval” means the affirmative vote of the majority of the common shares of Walgreens represented and entitled to vote at a Walgreens shareholder meeting, voting to approve the issuance (collectively) of the Second Step Buyer Shares (as defined in the Acquisition Agreement).

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act of 1933 or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act of 1933, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Capital Markets Indebtedness” shall not, for the avoidance of doubt, be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not resold by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be so underwritten or resold), or any Indebtedness under the New Credit Agreements, Commercial Bank Indebtedness, capitalized lease obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, promulgated or implemented.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commercial Bank Indebtedness” means Indebtedness for Borrowed Money (including undrawn commitments in respect thereof) owed to commercial banks under financing arrangements comparable to the New Credit Agreements (including such arrangements on a bilateral basis, but excluding Indebtedness for Borrowed Money under the New Credit Agreements).

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth on the Commitment Schedule or in an Assignment and Assumption executed pursuant to Section 12.01, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.01 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Fee” is defined in Section 2.05(a).

“Commitment Schedule” means the Schedule attached hereto and identified as such, identifying each Lender’s Commitment as of the Effective Date.

“Consolidated Assets” means, at any date of determination, the total amount, as shown on or reflected in the most recent consolidated balance sheet of Parent and its subsidiaries as at the end of Parent’s fiscal quarter ending prior to such date, of all assets of Parent and its consolidated subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles (giving pro forma effect to any acquisition or disposition of Property of Parent or any of its subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

“Consolidated Debt” means at any time the consolidated Indebtedness for Borrowed Money of Parent and its subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of Parent and its subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.09.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event described in Article 7.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (b) has notified Parent or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, or generally under other agreements in which it commits to extend credit, unless such notification or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (c) has failed, within three Business Days after written request by the Administrative Agent or any Borrower, to confirm in a manner satisfactory to the Administrative Agent or such Borrower, as applicable, that it will comply with its funding obligations, which request was made because of a reasonable concern by the Administrative Agent or such Borrower that such Lender may not be able to comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or such Borrower, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority unless such ownership or equity results in or provides such Lender with immunity from the jurisdiction of courts within the United States or any other nation or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such

Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Parent and each Lender promptly following such determination.

“Designated Borrower” means any Wholly-Owned Subsidiary of Parent (other than, if Walgreens Boots Alliance is then Parent, Walgreens) designated for borrowing privileges under this Agreement in accordance with Section 2.23.

“Designated Foreign Borrower” is defined in Section 2.23(b).

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Facility Termination Date.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Effective Date” is defined in Section 4.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.01(b)(v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 12.01(b)(iii)).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, cost of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) the rules or regulations promulgated thereunder.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement the European and Monetary Union as contemplated in the Treaty on European Union.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest based on the applicable Eurocurrency Rate.

“Eurocurrency Base Rate” means

(a) for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the London Interbank Offered Rate administered by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other comparable commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) in the London interbank market with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Floating Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day.

“Eurocurrency Loan” means a Revolving Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate requested by the applicable Borrower pursuant to Sections 2.08 and 2.09. Eurocurrency Loans may be denominated in Dollars or a Foreign Currency.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the quotient of (i) the Eurocurrency Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Exchange Rate” for a currency means the rate determined by the Administrative Agent for the purchase of such currency with another currency, as published on the applicable Bloomberg screen page at or about 11:00 a.m. (London, England time) on the date two Business Days prior to the date as of which the foreign exchange computation is made. In the event that such rate does not appear on the applicable Bloomberg screen page, the “Exchange Rate” with respect to the purchase of such currency with another currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Parent, or, in the absence of such agreement, such “Exchange Rate” shall instead be the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office in respect of such currency at approximately 11:00 a.m. (local time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits or similar Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Installation is located, or (ii) where the recipient otherwise has a present or former connection (other than by reason of the activities and transactions specifically contemplated by this Agreement, including selling or assigning an interest in any Revolving Loan or Loan Document or enforcing provisions of any Loan Document), (b) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.05(e)(ii), (c) in the case of a Foreign Lender, any U.S. withholding Tax that is required to be imposed on amounts payable to such Foreign Lender (other than an assignee pursuant to a request by Parent under Section 2.19) pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Installation), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Installation (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Tax pursuant to Section 3.05(a)(i) or (ii), (d) in the case of a Lender, any withholding Tax that is attributable to such Lender’s failure to comply with Section 3.05(e) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Alliance Boots Debt” means Indebtedness for Borrowed Money outstanding under (i) the Senior Facilities Agreement, dated 5 July 2007 (as amended and restated by amendment and restatement agreements dated 10 September 2007, 30 May 2008, 18 December 2012 and 11 June 2014 and as amended by an amendment letter dated 16 October 2007 and as further amended or otherwise modified from time to time), among Alliance Boots Limited, Deutsche Bank AG, London Branch, as facility agent and the other obligors, agents and lenders party thereto, and (ii) the Subordinated Facility Agreement, dated 5 July 2007 (as amended and restated by amendment and restatement agreements dated 3 September 2007 and 18 December 2012 and as amended by an amendment letter dated

16 October 2007 and as further amended or otherwise modified from time to time), among Alliance Boots Limited, Deutsche Bank AG, London Branch, as facility agent and the other obligors, agents and lenders party thereto, and, in each case, refinancings, renewals or replacement thereof with the proceeds of Indebtedness for Borrowed Money issued or guaranteed by Alliance Boots and its Subsidiaries.

“Existing Alliance Boots Debt Repayment” means the payment or other satisfaction in full of all amounts due or outstanding in respect of the Existing Alliance Boots Debt, the termination of all commitments (if any) in respect thereof and the discharge and release of all guarantees (if any) thereof and security (if any) therefor.

“Existing Notes” means the (i) 1.000% Notes due 2015, (ii) 1.800% Notes due 2017, (iii) 5.250% Notes due 2019, (iv) 3.100% Notes due 2022 and (v) 4.400% Notes due 2042, in each case, issued by Walgreens and outstanding on October 17, 2014.

“Facilities Fee Letter” means that certain Facilities Fee Letter, dated December 19, 2014, among the Arrangers and Walgreens.

“Facility Termination Date” means the earlier of (a) the date that is the Business Day immediately preceding the one year anniversary of the Alliance Boots Acquisition Closing Date, (b) the date that is 30 days after the one year anniversary of the Effective Date and (c) the date of termination in whole of the Aggregate Commitment pursuant to Section 2.05 or Section 8.01 hereof.

“FATCA” means sections 1471-1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Mizuho on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Facilities Fee Letter and the Administrative Agency Fee Letter.

“Floating Rate” means, for any day for any Revolving Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Revolving Loan, or portion thereof, which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate. All Floating Rate Loans shall be denominated in Dollars.

“Foreign Currency” means Sterling, Euros, Yen, Swiss Francs or any other currency (other than Sterling, Euros, Yen or Swiss Francs), which is approved in accordance with Section 1.05.

“Foreign Lender” means any Lender that is not organized under the laws of the United States, any State thereof or the District of Columbia.

“Foreign Pension Plan” means any defined benefit plan as described in Section 3(35) of ERISA for which Parent, any Subsidiary or any member of the Controlled Group is a sponsor or administrator or to which Parent, any Subsidiary or any member of the Controlled Group has any liability, and which (a) is maintained or contributed to for the benefit of employees of Parent, any of its respective Subsidiaries or any member of its Controlled Group, (b) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (c) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdco Reorganization” means the reorganization of Walgreens into a holding company structure pursuant to the merger of a newly formed, wholly owned subsidiary of Walgreens Boots Alliance with and into Walgreens, resulting in Walgreens, as the surviving company in such merger, becoming a wholly owned subsidiary of Walgreens Boots Alliance and Walgreens’ common shareholders becoming shareholders of Walgreens Boots Alliance.

“Indebtedness” of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money, (ii) under or with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit issued for the account of such Person, (iv) for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (v) for its Contingent Obligations, (vi) for its Net Mark-to-Market Exposure under Rate Management Transactions, (vii) for its Capitalized Lease Obligations, (viii) for its Rate Management Obligations, (ix) for its Receivables Transaction Attributed Indebtedness and (x) with respect to Disqualified Stock, (b) the obligations of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person and (c) any other obligation or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indebtedness for Borrowed Money” of a Person means, without duplication, (a) indebtedness for borrowed money (whether or not evidenced by bonds, debentures, notes or similar instruments) or for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) Capitalized Lease Obligations and (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a) or (b) above.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Borrower hereunder.

“Indemnitee” is defined in Section 9.06(b).

“Information” is defined in Section 9.10.

“Intangible Assets” means, at any date of determination, the value, as shown on or reflected in the most recent consolidated balance sheet of Parent and its subsidiaries as at the end of Parent’s fiscal quarter ending prior to such date, prepared in accordance with Agreement Accounting Principles and giving pro forma effect to any acquisition or disposition of Property of Parent or any of its subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter, of all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months or such other period agreed to by the Lenders and Parent, commencing on a Borrowing Date or on the date on which a Eurocurrency Advance is continued or a Floating Rate Advance is converted into a Eurocurrency Advance. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months or such other agreed upon period thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Joinder Agreement” means, with respect to any Designated Borrower, an agreement substantially in the form of Exhibit A hereto signed by such Designated Borrower and Parent.

“Judgment Currency” is defined in Section 15.06.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.01(b) or Section 2.02(b).

“Lending Installation” means, with respect to a Lender or the Agents, the office, branch, subsidiary or affiliate of such Lender or Agent listed on the administrative information sheets provided to the Administrative Agent in connection herewith, or otherwise selected by such Lender or Agent pursuant to Section 2.17.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.13 (if requested), as the same may be amended, restated or otherwise modified and in effect from time to time.

“Loan Party” means each applicable Borrower and Parent

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Major Subsidiary” means Walgreens (to the extent the Holdco Reorganization is consummated on or prior to the Alliance Boots Acquisition Closing Date), any Designated Borrower and any Subsidiary of Parent (a) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the Effective Date or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (b) which has at any time total assets (after intercompany eliminations) exceeding $7,000,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations, business or Property of Parent and its Subsidiaries taken as a whole or (b) the rights of or remedies available to the Lenders or the Administrative Agent against any Borrower under the Loan Documents, taken as a whole.

“Mizuho” means Mizuho Bank, Ltd., a financial institution having its principal office in Tokyo, Japan, in its individual capacity, and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA and is maintained pursuant to a collective bargaining agreement or any other arrangement to which Parent, any Subsidiary or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“New Credit Agreements” means this Agreement, the New Revolving Credit Agreement and the Term Loan Credit Agreement.

“New Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of November 10, 2014, among Walgreens, Walgreens Boots Alliance, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time).

“Note” is defined in Section 2.13(d).

“Obligations” means all Revolving Loans, Advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to any of the Agents, any Lender, any affiliate of the Agents or any Lender, or any indemnitee under the provisions of Section 9.06 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees, and any other sum chargeable to Parent or any of its Subsidiaries under this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” means all present or future stamp, documentary, intangible, recording or filing taxes or any similar taxes, charges or levies arising from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Credit Exposure” means, as to any Lender at any time, with respect to any Revolving Loans on any date, the Dollar Equivalent of the aggregate principal amount of its Revolving Loans outstanding at such time after giving effect to any borrowings and prepayments or repayments of any Revolving Loans occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” means (i) Walgreens or (ii) to the extent the Holdco Reorganization is consummated on or prior to the Alliance Boots Acquisition Closing Date, Walgreens Boots Alliance, as applicable.

“Parent Guarantee” is defined in Section 16.01.

“Participant” is defined in Section 12.01(d).

“Participant Register” is defined in Section 12.01(d).

“Payment Date” means the last Business Day of each March, June, September and December and the Facility Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan other than a Multiemployer Plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Parent, any Subsidiary or any member of the Controlled Group may have liability.

“Platform” is defined in Section 6.01.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and the Applicable Commitment Fee Rate attached hereto identified as such.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or, if the Aggregate Commitment has been terminated, a portion equal to a fraction the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the sum of the Aggregate Outstanding Credit Exposure at such time.

“Protesting Lender” is defined in Section 2.23(b).

“Public Lender” is defined in Section 6.01.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Parent or any Subsidiary pursuant to which Parent or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between any Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transactions were structured as a secured lending transaction rather than as a purchase.

“Register” is defined in Section 12.01(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Request for Credit Extension” means, with respect to an Advance, a Borrowing Notice.

“Required Lenders” means Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than fifty percent (50%) of the Aggregate Outstanding Credit Exposure; provided that the Commitment of, and the portion of the Aggregate Outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requisite Amount” means $200,000,000.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“Revaluation Date” means with respect to any Revolving Loan denominated in a Foreign Currency (a) the first day of each Interest Period applicable to such Revolving Loan and (b) in the case of any Revolving Loan with an Interest Period longer than three months, at three-month intervals after the first day of such Interest Period.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Section 2.01 (and any conversion or continuation thereof pursuant to Section 2.09).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.

“Sanctions” means sanctions administered by OFAC (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the U.S. Department of State.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Section 5.15 Restricted Lender” is defined in Section 5.15.

“Section 6.14 Restricted Lender” is defined in Section 6.14.

“Seller” means AB Acquisitions Holdings Limited, a private limited liability company incorporated under the laws of Gibraltar, having its registered office at 57/63 Line Wall Road, Gibraltar and registered under No. 98476.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Parent.

“Subsidiary Borrower Obligations” is defined in Section 16.01.

“Substantial Portion” means, on any date of determination, with respect to the Property of Parent and its Subsidiaries, Property which represents more than fifteen percent (15%) of the Consolidated Assets of Parent and its Subsidiaries on such date.

“Swiss Franc” means the lawful currency of Switzerland.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of November 10, 2014, among Walgreens, Walgreens Boots Alliance, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time).

“Total Capitalization” means Consolidated Debt plus Consolidated Net Worth.

“Total Tangible Assets” means, at any date of determination, Consolidated Assets less Intangible Assets.

“Transferee” is defined in Section 12.02.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Walgreens” is defined in the preamble.

“Walgreens Boots Alliance” is defined in the preamble.

“Walgreens Guarantee” is defined in Section 17.01

“WBA Obligations” is defined in Section 17.01.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Yen” and “¥” mean the lawful currency of Japan.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

Section 1.02. References. Any references to Parent’s Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

Section 1.03. Reserved.

Section 1.04. Exchange Rates, Basket Calculations. (a) The Administrative Agent shall determine the Exchange Rate in respect of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Loans denominated in Foreign Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Parent hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent based on the Exchange Rate in respect of the date of such determination as if such date were the Revaluation Date.

(b) Wherever in this Agreement in connection with an Advance, conversion, continuation or prepayment of a Eurocurrency Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance or Eurocurrency Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date).

(c) For purposes of determining compliance with Sections 6.12, no Unmatured Default or Default shall be deemed to have occurred solely as a result of changes in Exchange Rates occurring after the time any Lien is created or incurred.

(d) For purposes of determining compliance with Section 6.13, the amount of Indebtedness for Borrowed Money denominated in any currency other than Dollars will be converted into Dollars based on the relevant Exchange Rate(s) in effect as of the last day of the fiscal quarter of Parent for which the ratio of Consolidated Debt to Total Capitalization is calculated.

(e) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

Section 1.05. Additional Foreign Currencies.

(a) Parent may from time to time request that Eurocurrency Loans be made in a currency other than those specifically listed in the definition of “Foreign Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily transferable and readily convertible into Dollars in the London interbank market. Such request shall be subject to the approval of the Administrative Agent and the Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York time), fifteen (15) Business Days prior to the date of the desired Advance (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Lender thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Loans) shall notify the Administrative Agent, not later than 11:00 a.m. (New York time), five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans in such requested currency.

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Loans to be made in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify Parent and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any Advance of Eurocurrency Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the applicable Borrower.

Section 1.06. Change of Currency.

(a) Each obligation of the Borrowers under this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro in accordance with the legislation of the European Union relating to Economic and Monetary Union as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption, provided that if and to the extent that such legislation or member state provides that any such obligation may be paid by debtors in either the Euro or such other currency, then the Borrowers shall be permitted to repay such amount either in the Euro or such other currency. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then-current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be reasonably necessary to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be reasonably necessary to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE 2

THE CREDITS

Section 2.01. Description of Facility; Commitment. From and including the Effective Date and prior to the Facility Termination Date, upon the satisfaction of the conditions precedent set forth in Sections 4.02, 4.03 and 4.05, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to any Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding its Pro Rata Share of the Aggregate Commitment; provided that after giving effect to such Revolving Loans, (a) the Aggregate Outstanding Credit Exposure with respect to all Revolving Loans shall not exceed the Aggregate Commitment at such time and (b) the Outstanding Credit Exposure with respect to the Revolving Loans of any Lender shall not exceed such Lender’s Commitment at such time, which Revolving Loans (other than Floating Rate Loans) may, at the applicable Borrower’s election, be denominated in Dollars or a Foreign Currency. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire automatically on the Facility Termination Date. Each Advance hereunder shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

Section 2.02. Facility Termination Date. Any outstanding Revolving Loans and all other unpaid Obligations shall be paid in full by the applicable Borrower on the Facility Termination Date. Notwithstanding the termination of this Agreement on the Facility Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrowers and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

Section 2.03. Reserved.

Section 2.04. Types of Advances. The Advances may consist of Floating Rate Loans or Eurocurrency Loans, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.08 and 2.09.

Section 2.05. Fees; Reductions in Aggregate Commitment. (a) Commitment Fee. Parent agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars (the “Commitment Fee”) at a per annum rate equal to the Applicable Commitment Fee Rate on the daily actual excess of such Lender’s Commitment over such Lender’s Outstanding Credit Exposure (such excess, such Lender’s “Actual Unused Commitments”) as adjusted pursuant to Section 2.05(c) from and including the Alliance Boots Acquisition Closing Date to and including the date on which this Agreement is terminated in full and all Obligations hereunder have been paid in full pursuant to Section 2.02, payable quarterly in arrears on each Payment Date; provided that no Commitment Fee shall accrue hereunder with respect to the Actual Unused Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Fee Letters. Walgreens shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(c) Reductions in Aggregate Commitment. Parent may permanently reduce the Aggregate Commitment in whole, or in part ratably (except as provided in Section 2.19) among the Lenders, in integral multiples of $10,000,000, by giving the Administrative Agent notice of such reduction not later than 11:00 a.m. (New York time) on any Business Day, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of all or any part of the obligations of the Lenders to make Revolving Loans.

Section 2.06. Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Eurocurrency Advance or Floating Rate Advance may be in the amount of the unused Aggregate Commitment. No Borrower shall request a Eurocurrency Advance if, after giving effect to the requested Eurocurrency Advance, more than ten (10) Interest Periods would be in effect (unless such limit has been waived by the Administrative Agent in its sole discretion).

Section 2.07. Prepayments.

(a) Optional Prepayments. Each Borrower may from time to time pay, without penalty or premium, all of its outstanding Floating Rate Advances, or any portion of its outstanding Floating Rate Advances, upon prior notice to the Administrative Agent at or before 1:00 p.m. (New York time) on the date of such payment. Each Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.04 but without penalty or premium, all of its outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of its outstanding Eurocurrency Advances upon prior notice to the Administrative Agent at or before 1:00 p.m. (New York time) at least three (3) Business Days’ prior, in the case of any Eurocurrency Advances denominated in Dollars, and at least four (4) Business Days’ prior, in the case of any Eurocurrency Advances denominated in a Foreign Currency, to the date of such payment (or, subject to the payment of any funding indemnification amounts required by Section 3.04, such other prior notice as the Administrative Agent may agree to). Subject to Section 2.22, each such prepayment shall be applied to the Revolving Loans of the Lenders to such Borrower in accordance with their respective Pro Rata Share thereof.

(b) Mandatory Prepayments. If the Administrative Agent notifies Parent, at any time, that the Dollar Equivalent with respect to Revolving Loans denominated in any Foreign Currency plus the then outstanding amount of Revolving Loans denominated in Dollars, exceeds the Aggregate Commitment, then Parent shall, and shall cause the applicable Borrower to, within five business days, prepay such Revolving Loans or take such other action, in each case, to the extent necessary to eliminate any such excess.

Section 2.08. Method of Selecting Types and Interest Periods for New Advances. In the case of Revolving Loans, the applicable Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period applicable thereto from time to time. The applicable Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit F (a “Borrowing Notice”) not later than 9:30 a.m. (New York time) on the Borrowing Date of each Floating Rate Advance, three (3) Business Days’ before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and four (4) Business Days’ before the Borrowing Date for each Eurocurrency Advance denominated in a Foreign Currency. A Borrowing Notice shall specify:

(a) the Borrowing Date, which shall be a Business Day, of such Advance,

(b) the aggregate amount and currency of such Advance,

(c) the Type of Advance selected,

(d) the identity of the Borrower, and

(e) in the case of each Eurocurrency Advance, the Interest Period applicable thereto.

If the applicable Borrower fails to specify a currency in a Borrowing Notice requesting an Advance, then the Advance so requested shall be made in Dollars.

Section 2.09. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.09 or are repaid in accordance with Section 2.07. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Floating Rate Advance (provided, that in the case of a Eurocurrency Advance denominated in a Foreign Currency, such Eurocurrency Advance shall be continued as Eurocurrency Advance in its original currency with an Interest Period of one month), unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.07 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms of Section 2.06, the applicable Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurocurrency Advance. No Advance may be converted into or continued as an Advance denominated in a different currency, but instead must be prepaid in the original currency of such Advance and reborrowed in the other currency. Notwithstanding anything to the contrary contained in this Section 2.09, no Advance may be converted or continued as a Eurocurrency Advance (except with the consent of the Required Lenders) when any Default has occurred and is continuing (provided, that in the case of a Eurocurrency Advance denominated in a Foreign Currency, when any Default has occurred and is continuing such Eurocurrency Advance shall be continued as Eurocurrency Advance in its original currency with an Interest Period of one month). The applicable Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit G (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurocurrency Advance or continuation of a Eurocurrency Advance not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued as a Eurocurrency Advance, and

(c) the duration of the Interest Period applicable thereto.

Section 2.10. Interest Rates. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.09 hereof, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.09 hereof, at a rate per annum equal to the Floating Rate plus the Applicable Margin for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate for the applicable period plus the Applicable Margin. No Interest Period may end after the Facility Termination Date.

Section 2.11. Rates Applicable After Default. During the continuance of a Default (including any Borrower’s failure to pay any Revolving Loan to it at maturity) the Required Lenders may, at their option, by notice to Parent and the applicable Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.02 requiring unanimous consent of the Lenders to changes in interest rates), declare that interest on the Advances, all fees or any other Obligations of the applicable Borrower hereunder shall be payable at a rate (after as well as before the commencement of any proceeding under any Debtor Relief Laws) equal to 2% per annum in excess of the rate otherwise payable thereon (or, if no rate is otherwise payable thereon, shall bear interest at a rate equal to the Floating Rate plus the Applicable Margin plus 2% per annum) commencing on the date of such Default and continuing until such Default is cured or waived, provided that, during the continuance of a Default under Section 7.02, 7.05 or 7.06, such rate shall be applicable to all Advances, fees and other Obligations of the applicable Borrower hereunder commencing on the date of such Default and continuing until such Default is cured or waived without any election or action on the part of the Administrative Agent or any Lender.

Section 2.12. Method of Payment. Except as otherwise specified herein, all payments by each Borrower of principal, interest, fees and its other Obligations shall be made, (i) with respect to Revolving Loans denominated in Dollars and the Aggregate Commitments, in Dollars, and (ii) with respect to Revolving Loans denominated in any Foreign Currency, in the applicable Foreign Currency in which such Revolving Loans are denominated. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the applicable Borrower, by 1:00 p.m. (New York time), in the case of any payments made in Dollars, and not later than the Applicable Time, in the case of any payments made in a Foreign Currency, in each case, on the date when due and shall be applied ratably by the Administrative Agent among the Lenders entitled thereto. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

Section 2.13. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Loan made by such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the date and the amount of each Revolving Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iii) the effective date and amount of each Assignment and Assumption delivered to and accepted by it and the parties thereto pursuant to Section 12.01, (iv) the amount of any sum received by the Administrative Agent hereunder from each applicable Borrower and each Lender’s share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control absent manifest error.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay its Obligations in accordance with their terms.

(d) Any Lender may request that the Revolving Loans made or to be made by it be evidenced by a promissory note in substantially the form of Exhibit E (each, a “Note”). In such event, each applicable Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to such Lender (or its registered assigns). Thereafter, the Revolving Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.01) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 12.01, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Revolving Loans once again be evidenced as described in clauses (a) and (b) above.

Section 2.14. Telephonic Notices. Each Borrower for itself hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrower for itself agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of such Borrower, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

Section 2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Effective Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and on the Facility Termination Date. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and on the Facility Termination Date. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 shall be payable on demand. With respect to (a) interest on all Advances (other than Floating Rate Loans where the interest is based on the Alternate Base Rate), Commitment Fees and other fees hereunder, such interest or fees shall be calculated for actual days elapsed on the basis of a 360-day year and (b) interest on Advances which are Floating Rate Loans where the interest is based on the Alternate Base Rate, such interest shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to (x) 1:00 p.m. (New York time), in the case of an Advance denominated in Dollars or (y) the Applicable Time, in the case of an Advance denominated in a Foreign Currency, in each case, at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to any Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

Section 2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Revolving Loans. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and prepayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Not later than 1:00 p.m. (New York time), in the case of any Revolving Loan denominated in Dollars, and not later than the Applicable Time, in the case of any Revolving Loan denominated in a Foreign Currency, in each case, on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available to the Administrative Agent’s Office for the applicable currency. The Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address.

Section 2.17. Lending Installations. Each Lender may book its Revolving Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Revolving Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and Parent in accordance with Article 13, designate replacement or additional Lending Installations through which Revolving Loans will be made by it and for whose account Revolving Loan payments are to be made.

Section 2.18. Payments Generally; Administrative Agent’s Clawback. (a) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance of Eurocurrency Loans (or, in the case of any Advance of Floating Rate Loans, prior to 12:00 noon (New York time) on the date of such Advance) that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.16 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Floating Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays its share of the applicable Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Advance. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans and to make payments pursuant to Section 9.06(c) are several and not joint. The failure of any Lender to make any Revolving Loan or to make any payment under Section 9.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or to make its payment under Section 9.06(c).

Section 2.19. Replacement of Lender. If any Lender requests compensation under Section 3.01 or 3.02, or if any Lender ceases to have an obligation to make Eurocurrency Loans pursuant to Section 3.03, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, or if any Lender is a Defaulting Lender, or if a Lender fails to consent to an amendment or waiver approved by the Required Lenders as to any matter for which such Lender’s consent is needed, or if any Lender is a Protesting Lender under Section 2.23(b), then Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.01), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Parent shall have paid to the Administrative Agent the assignment fee specified in Section 12.01(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Parent (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.05, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws;

(e) in the case of any such assignment resulting from a failure to consent to an amendment or waiver approved by the Required Lenders, such assignee shall have consented to the relevant amendment or waiver;

(f) in the case of any such assignment by a Protesting Lender, such assignee shall have consented to make Revolving Loans to the applicable Designated Foreign Borrower.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Parent to require such assignment and delegation cease to apply.

Section 2.20. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to Parent or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower for itself and solely with respect to its Obligations consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 2.21. Reserved.

Section 2.22. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.02 and the definition of Required Lender.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under this Agreement or the other Loan Documents (whether voluntary or mandatory, at maturity, pursuant to Section 8.01 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.01), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as Parent may request (so long as no Default or Unmatured Default exists), to the funding of any Revolving Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Parent, to be held in a non-interest bearing deposit account (other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the applicable Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied first to pay the Revolving Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied as set forth above in this sub-clause (ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. The Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a) for any period during which that Lender is a Defaulting Lender.

(b) Defaulting Lender Cure. If the applicable Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23. Designated Borrowers. (a) Parent may at any time, and from time to time after the Effective Date designate, by written notice to the Administrative Agent, any of its Wholly-Owned Subsidiaries as a “Designated Borrower” for purposes of this Agreement and such Wholly-Owned Subsidiary shall thereupon become a “Designated Borrower” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder; provided that prior to the Existing Alliance Boots Debt Repayment neither Alliance Boots nor any of its Subsidiaries shall be permitted to be a Designated Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by Parent and the identity of the respective Wholly-Owned Subsidiary.

(b) Notwithstanding the foregoing, with respect to any Designated Borrower not organized under the laws of the United States or any State thereof (a “Designated Foreign Borrower”), no Lender shall be required to make Revolving Loans to such Designated Borrower in the event that the making of such Revolving Loans would reasonably be expected to breach or violate any internal policy (other than with respect to Designated Borrowers formed under the laws of any nation that is a member of the Organization for Economic Cooperation and Development as of the date hereof), law or regulation to which such Revolving Lender is, or would be upon the making of such Revolving Loan, subject (any such Lender, a “Protesting Lender”); provided that (i) any Lender which is relying solely on such internal policies as the basis for not making Revolving Loans may do so only if such internal policies are being applied by such Lender to all similarly situated borrowers seeking loans or other extensions of credit from or with respect to doing business in such jurisdiction; and (ii) each Lender shall use reasonable efforts to designate (or identify) a different lending office for funding or booking its Revolving Loans to such Designated Borrower or to assign (or identify for purposes of assignment of) its rights and obligations hereunder to make its Revolving Loans to such Designated Borrower to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would permit it to make Revolving Loans to such Designated Borrower and would not otherwise be disadvantageous to such Lender (and Parent and the relevant Designated Borrower shall agree to pay all reasonable out-of-pocket costs and expenses incurred by such Lender in connection with any such designation or assignment).

(c) As soon as practicable (but in any event not more than five Business Days) after receipt of notice from Parent or the Administrative Agent of Parent’s intent to designate a Designated Foreign Borrower, any Protesting Lender shall notify Parent and the Administrative Agent in writing of its inability to lend to such Designated Foreign Borrower. With respect to each Protesting Lender, Parent shall, effective on or before the date that such Designated Foreign Borrower shall have the right to borrow under the Revolving Credit Facility, either (A) replace such Protesting Lender with Lenders willing (in their sole discretion) to increase their existing Commitments, or other financial institutions willing (in their sole discretion) to become Lenders and extend new commitments, on terms consistent with Section 2.19, or (B) cancel its request to designate such Designated Foreign Borrower as a “Designated Borrower”.

(d) Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Borrower (other than any contingent indemnification obligations for which no claim has been made), such Designated Borrower’s status as a “Designated Borrower” shall terminate automatically upon notice by Parent to the Administrative Agent (which notice the Administrative Agent shall give promptly to each Lender, upon and only upon its receipt of a request therefor from Parent). Thereafter, the Lenders shall be under no further obligation to make any Revolving Loans to such former Designated Borrower until such time, if ever, as it has been re-designated a Designated Borrower by Parent.

ARTICLE 3

YIELD PROTECTION; TAXES

Section 3.01. Yield Protection. If, on or after the date of this Agreement, any Change in Law:

(a) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);

(b) subjects any Lender to any Tax of any kind whatsoever (except for Indemnified Taxes or Other Taxes covered by Section 3.05 and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) imposes on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurocurrency Loans (or in the case of a Change in Law with respect to Taxes, any Revolving Loan) or of maintaining its obligation to make any such Revolving Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Parent shall pay, or shall cause the applicable Borrower to pay, to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

Section 3.02. Changes in Capital Adequacy Regulations; Certificates for Reimbursement; Delay in Requests. (a) Changes in Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any Lending Installation of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Parent will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.01 or subsection (a) of this Section and delivered to Parent shall be conclusive absent manifest error. Parent shall pay, or shall cause the applicable Borrower to pay, to such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(c) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section or Section 3.01 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Parent shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section or Section 3.01 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Additional Reserve Requirements. Parent shall pay (or cause the applicable Borrower to pay) to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans denominated in a Foreign Currency, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Revolving Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Revolving Loan, provided Parent shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. Such Lender shall deliver a certificate to Parent setting forth in reasonable detail a calculation of such actual costs incurred by such Lender and shall certify that it is generally charging such costs to similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.02(d) after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith). If a Lender fails to give notice 30 days prior to the relevant Payment Date, such additional costs shall be due and payable 30 days from receipt of such notice. For the avoidance of doubt, any amounts paid under this Section 3.02(d) shall be without duplication of eurocurrency adjustments in the definition of “Eurocurrency Rate”.

Section 3.03. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Installation to make, maintain or fund Eurocurrency Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Foreign Currency in the London interbank market, then, on notice thereof by such Lender to Parent through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert Floating Rate Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Revolving Loans are denominated in Dollars, convert all Eurocurrency Loans of such Lender to Floating Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.04. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Parent shall, or shall cause the applicable Borrower to, promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Revolving Loan other than a Floating Rate Loan on a day other than the last day of the Interest Period for such Revolving Loan or other than upon at least three (3) Business Days’ prior notice to the Administrative Agent (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise, but excluding any prepayment or conversion required pursuant to Section 3.03);

(b) any failure by the applicable Borrower (for a reason other than the failure of such Lender to make a Revolving Loan) to prepay, borrow, continue or convert any Revolving Loan other than a Floating Rate Loan on the date or in the amount or currency notified by such Borrower; or

(c) any assignment of a Eurocurrency Loan on a day other than the last day of the Interest Period therefor as a result of a request by Parent pursuant to Section 2.19;

including any foreign exchange losses and loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Parent shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Parent to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Eurocurrency Rate for such Revolving Loan by a matching deposit or other borrowing in the London interbank eurodollar market for such currency and for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.

Section 3.05. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the applicable Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the applicable Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the applicable Loan Party or the Administrative Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as applicable, shall withhold or make such deductions as are determined by such Loan Party or the Administrative Agent, as applicable, to be required based upon the information and documentation it, or the applicable taxing authority, has received pursuant to subsection (e) below (for the avoidance of doubt, in the case of any such information and documentation received by an applicable taxing authority, solely to the extent such Loan Party or the Administrative Agent has been provided with a copy of such information and documentation or otherwise has actual knowledge of such information and documentation and, in each case, is entitled to rely thereon), (B) such Loan Party or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes. Without limiting the provisions of subsection (a) above, Parent shall timely pay, or shall cause the applicable Borrower to pay, any Other Taxes to the relevant Governmental Authority in accordance with applicable laws.

(c) Indemnification. (i) Without limiting the provisions of subsection (a) or (b) above, Parent shall, or shall cause the applicable Borrower to, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the applicable Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Parent shall also, or shall cause the applicable Borrower to, indemnify the Administrative Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii)(x)(1) of this subsection. A certificate as to the amount of any such payment or liability delivered to Parent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify (x) Parent, each applicable Borrower and the Administrative Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Parent, each applicable Borrower or the Administrative Agent) incurred by or asserted against Parent, such applicable Borrower or the Administrative Agent by any Governmental Authority as a result of (1) the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to Parent, each applicable Borrower or the Administrative Agent pursuant to subsection (e) or (2) the failure of such Lender to comply with the provisions of Section 12.01(d) relating to the maintenance of a Participant Register and (y) the Administrative Agent against any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent Parent or the applicable Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of Parent to do so or cause the applicable Borrower to do so) or Excluded Taxes attributable to such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by Parent or the Administrative Agent, as the case may be, after any payment of Taxes by Parent, any Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.05, Parent or the applicable Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to Parent and the applicable Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to Parent, the applicable Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to Parent, the applicable Borrower, the Administrative Agent or the applicable taxing authority, at the time or times prescribed by applicable laws or when reasonably requested by Parent, the applicable Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information (A) to secure any applicable exemption from, or reduction in the rate of, deduction or withholding imposed by any jurisdiction in respect of any payments to be made by Parent or the applicable Borrower to such Lender, and (B) as will permit Parent, the applicable Borrower or the Administrative Agent, as the case may be, to determine (1) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (2) if applicable, the required rate of withholding or deduction, and (3) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Parent or the applicable Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the applicable Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or, if such Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes),

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) shall deliver to Parent, the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Parent, the applicable Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Parent, the applicable Borrower or the Administrative Agent as will enable Parent, applicable Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B) each Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Parent, the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Parent, the applicable Borrower or the Administrative Agent, but only if such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN or W-BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender (or such other Person) is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or

(5) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit Parent, the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) each Lender shall deliver to the Administrative Agent, Parent and the applicable Borrower such documentation reasonably requested by the Administrative Agent, Parent or the applicable Borrower sufficient for the Administrative Agent, Parent and the applicable Borrower to comply with their obligations under FATCA and to determine whether payments to such Lender are subject to withholding tax under FATCA. Solely for purposes of this sub-clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender shall promptly (A) notify Parent, the applicable Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Installation) to avoid any requirement of applicable laws of any jurisdiction that Parent, the applicable Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Parent or any Borrower or with respect to which Parent or any Borrower have paid additional amounts pursuant to this Section, it shall pay to Parent or such Borrower, respectively, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Parent or such Borrower, respectively, under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Parent or the applicable Borrower, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Parent or such Borrower, respectively (plus any penalties, interest (to the extent accrued from the date such refund is paid over to Parent or such Borrower, respectively) or other charges imposed by the relevant Governmental Authority), to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Parent, the applicable Borrower or any other Person.

Section 3.06. Mitigation Obligations. If any Lender requests compensation under Section 3.01 or Section 3.02, or Parent or the applicable Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, or if any Lender gives a notice pursuant to Section 3.03, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Installation for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.02 or 3.05, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.03, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Parent hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 3.07. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof that (a)(i) deposits (whether in Dollars or a Foreign Currency) are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurocurrency Loan or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan (whether denominated in Dollars or a Foreign Currency), or (b) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Revolving Loan, the Administrative Agent will promptly so notify Parent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Loans in the affected currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, any Borrower may revoke any pending request for an Advance of, conversion to or continuation of Eurocurrency Loans of the affected currency or, failing that, will be deemed to have converted such request into a request for Floating Rate Loans in the amount specified therein.

Section 3.08. Survival. All of Parent’s and the applicable Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Initial Effectiveness. The Lenders’ Commitments shall become effective hereunder on and as of the first date (the “Effective Date”) on which Walgreens has furnished to the Administrative Agent (or, in the case of Section 4.01(x), Walgreens shall have paid) the following:

(i) Copies of the articles of incorporation of each of Walgreens and Walgreens Boots Alliance, together with all amendments thereto, and a certificate of good standing for each of Walgreens and Walgreens Boots Alliance, each certified by the appropriate governmental officer in its jurisdiction of incorporation;

(ii) Copies, certified by the Secretary or Assistant Secretary of Walgreens and Walgreens Boots Alliance, as applicable, of each of Walgreens’ and Walgreens Boots Alliance’s by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which it is a party and a certification that there have been no changes to its articles of incorporation provided pursuant to Section 4.01(i);

(iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of each of Walgreens and Walgreens Boots Alliance, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers or employees of each of Walgreens and Walgreens Boots Alliance authorized to sign the Loan Documents to which Walgreens or Walgreens Boots Alliance, as applicable, is a party and to request Revolving Loans hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by Walgreens or Walgreens Boots Alliance, as applicable;

(iv) An officer’s certificate, signed by an Authorized Officer of Walgreens, certifying that (x) on the Effective Date, no Default or Unmatured Default has occurred and is continuing and (y) the representations and warranties contained in Article 5 are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of the Effective Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date;

(v) A written opinion of Walgreens’ counsel (which may include internal counsel for Walgreens), in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Lenders;

(vi) Each Note requested by any Lender pursuant to Section 2.13 executed by Walgreens and payable to the order of each such requesting Lender;

(vii) Written money transfer instructions, in substantially the form of Exhibit D, of each of Walgreens and Walgreens Boots Alliance, in each case, addressed to the Administrative Agent and signed by an Authorized Officer of Walgreens or Walgreens Boots Alliance, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(viii) Reserved;

(ix) Reserved;

(x) All fees, costs and expenses due and payable to the Administrative Agent, for itself and on behalf of the Lenders, or its counsel on the Effective Date for which Walgreens has received an invoice (provided that such invoice may reflect an estimate and/or only costs processed to date and shall not thereafter preclude a final settling of accounts between Walgreens and the Administrative Agent, including with respect to fees, costs or expenses incurred prior to the Effective Date);

(xi) At least three (3) Business Days prior to the Effective Date, Walgreens shall have provided the documentation and other information to the Administrative Agent that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S. Patriot Act, to the extent such information was reasonably requested by an Arranger or a Lender in writing at least ten (10) days prior to the Effective Date;

(xii) Such other documents as any Lender or its counsel may have reasonably requested at least five (5) Business Days prior to the Effective Date; and

(xiii) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) customary written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

Without limiting the generality of the provisions of Section 8.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02. Each Request for Credit Extension. The Lenders shall not be required to honor any Request for Credit Extension unless on the applicable Borrowing Date:

(a) No Default or Unmatured Default has occurred and is continuing, or would result from such Request for Credit Extension;

(b) The representations and warranties contained in (i) Section 5.01, Section 5.02, Section 5.03, Section 5.09, Section 5.13 and Section 5.14, in each case, only with respect to the Borrower making a Request for Credit Extension (but excluding the representation and warranty contained in Section 5.13 if the Borrower making the Request for Credit Extension is Parent) and (ii) Sections 5.04 and 5.15 are, in each case, true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date; and

(c) With respect to the initial Request for Credit Extension only, the Alliance Boots Acquisition shall have been (or, substantially contemporaneously with the borrowing of the Revolving Loans in accordance with such initial Request for Credit Extension, shall be) consummated pursuant to the Acquisition Agreement without giving effect to any modifications, consents, amendments or waivers by Walgreens thereto that in each case are materially adverse to the Lenders, unless each Agent shall have provided its written consent thereto (such consent not to be unreasonably withheld, conditioned or delayed).

Each Request for Credit Extension shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Section 4.02(a) and (b) have been satisfied. The initial Request for Credit Extension shall constitute a representation and warranty by the applicable Borrower that the condition contained in Section 4.02(c) has been satisfied.

Section 4.03. Initial Advance to Each Designated Borrower. The Lenders shall not be required to honor any initial Request for Credit Extension by any Designated Borrower following any designation of such Designated Borrower as a Borrower hereunder pursuant to Section 2.23 unless the Administrative Agent shall have received on or before the date of such initial Advance each of the following:

(a) Copies of the articles or certificate of incorporation, certificate of partnership, articles or certificate of organization or other similar formation document, instrument or agreement, as the case may be, of such Designated Borrower, together with all amendments thereto, and a certificate of good standing (or the equivalent thereof, if any, in any foreign jurisdiction), each certified by the appropriate governmental officer in its jurisdiction of formation;

(b) Copies, certified by the Secretary or Assistant Secretary of such Designated Borrower, of such Designated Borrower’s by-laws (or equivalent organizational document) and of its Board of Directors’ resolutions and/or resolutions or actions of any other body authorizing the execution of the Loan Documents to which it is a party and a certification that there have been no changes to its articles of incorporation, certificate of partnership, articles or certificate of organization or other similar formation document, instrument or agreement, as the case may be, provided pursuant to Section 4.03(a);

(c) An incumbency certificate, executed by the Secretary or Assistant Secretary (or other comparable officer) of such Designated Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers or employees of such Designated Borrower authorized to sign the Loan Documents to which it is a party and to request Revolving Loans hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by such Designated Borrower;

(d) A written opinion (addressed to the Administrative Agent and the Lenders) of each of (i) internal counsel to such Designated Borrower (covering customary corporate opinions) and (ii) Wachtell, Lipton, Rosen & Katz or other counsel to Designated Borrower reasonably acceptable to the Arrangers (covering customary legal matters for an unsecured bank loan financing), in each case in form and substance to be mutually agreed upon by the Administrative Agent and Walgreens prior to the Effective Date;

(e) Each Note requested by any Lender pursuant to Section 2.13 executed by such Designated Borrower and payable to the order of each such requesting Lender;

(f) At least three (3) Business Days prior to the initial Advance to such Designated Borrower, documentation and other information that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S. Patriot Act, to the extent such information was reasonably requested by the Administrative Agent or a Lender in writing at least ten (10) days prior to date of such Designated Borrower’s initial Request for Credit Extension; and

(g) An executed Joinder Agreement.

Section 4.04. Reserved.

Section 4.05. Initial Advance to Walgreens Boots Alliance. The Lenders shall not be required to honor any initial Request for Credit Extension by Walgreens Boots Alliance (and Walgreens Boots Alliance shall not constitute a Borrower hereunder) unless the Administrative Agent shall have received on or before the date of the consummation of the Holdco Reorganization each of the following:

(a) A written opinion (addressed to the Administrative Agent and the Lenders) of each of (i) internal counsel to Walgreens Boots Alliance (covering customary corporate opinions) and (ii) Wachtell, Lipton, Rosen & Katz or other counsel to Walgreens Boots Alliance reasonably acceptable to the Arrangers (covering customary legal matters for an unsecured bank loan financing), in each case in form and substance to be mutually agreed upon by the Administrative Agent and Walgreens prior to the Effective Date;

(b) Each Note requested by any Lender pursuant to Section 2.13 executed by Walgreens Boots Alliance and payable to the order of each such requesting Lender; and

(c) An officer’s certificate of Walgreens certifying that the Holdco Reorganization has been consummated on or prior to the Alliance Boots Acquisition Closing Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Parent represents and warrants as follows to each Lender and the Agents as of the Effective Date and thereafter on each date as required by Section 4.02 (it being agreed that the representations and warranties contained in (i) Sections 5.05 and 5.07 shall be made only as of the Effective Date and (ii) Section 5.01, Section 5.02, Section 5.03, Section 5.09, Section 5.13 and Section 5.14 shall be made only with respect to the Borrower making the applicable Request for Credit Extension (provided that the representation and warranty contained in Section 5.13 shall not be made if the Borrower making the Request for Credit Extension is Parent)):

Section 5.01. Existence and Standing. Each Borrower (a) is a corporation, partnership, limited liability company or other entity duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and (b) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization and Validity. Each Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by each Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their terms, except as may be limited by bankruptcy, insolvency or similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03. No Conflict; Government Consent. (a) Neither the execution and delivery by each Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower, (ii) such Borrower’s bylaws, articles or certificate of incorporation, partnership agreement, certificate of partnership, operating agreement or other management agreement, articles or certificate of organization or other similar formation, organizational or governing documents, instruments and agreements, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which such Borrower is a party or is subject, or by which it, or its Property, is bound, except in the case of clauses (i) and (iii) where such violation would not reasonably be expected to have a Material Adverse Effect.

(b) No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by any Borrower, is required to be obtained by such Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under the Loan Documents, the payment and performance by such Borrower of its Obligations or the legality, validity, binding effect or enforceability of the Loan Documents.

Section 5.04. Financial Statements. The August 31, 2014 audited consolidated financial statements of Walgreens and its Subsidiaries heretofore delivered to the Arrangers and the Lenders, copies of which are included in Walgreens’ Annual Report on Form 10-K as filed with the SEC, (a) were prepared in accordance with generally accepted accounting principles in effect on the date of such statements,

(b) fairly present in all material respects the consolidated financial condition and operations of Walgreens and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the fiscal year then ended and (c) show all material indebtedness and other liabilities, direct or contingent, of Walgreens and its Subsidiaries as of the date thereof that are required under Agreement Accounting Principles to be reflected thereon.

Section 5.05. Material Adverse Effect. Except (a) as disclosed in the Buyer SEC Report (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements) or (b) as set forth in the buyer disclosure schedule to the Acquisition Agreement in the form delivered to the Administrative Agent on June 18, 2012, as of the Effective Date, since August 31, 2014 there has been no material adverse effect on the financial condition, results of operations, business or Property of Walgreens and its Subsidiaries taken as a whole.

Section 5.06. Reserved.

Section 5.07. Litigation. As of the Effective Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Walgreens or any of its Subsidiaries which has not been disclosed in the Buyer SEC Report or Acquired Business’s 2013/2014 Annual Report, (a) that would reasonably be expected to have a Material Adverse Effect or (b) which seeks to prevent, enjoin or delay the making of any Revolving Loan or otherwise calls into question the validity of any Loan Document and as to which there is a reasonable possibility of an adverse decision.

Section 5.08. Reserved.

Section 5.09. Regulation U. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulation U or Regulation X); and after applying the proceeds of each Advance, margin stock (as defined in Regulation U) constitutes not more than twenty-five (25%) of the value of those assets of any Borrower which are subject to any limitation on sale or pledge, or any other restriction hereunder.

Section 5.10. Reserved.

Section 5.11. Reserved.

Section 5.12. Reserved.

Section 5.13. Borrowers. Each Borrower (other than Parent) is a Wholly-Owned Subsidiary of Parent.

Section 5.14. Investment Company Act. No Borrower is an “investment company”, a company “controlled by” an “investment company” or a company required to register as an “investment company,” each as defined in the Investment Company Act of 1940, as amended.

Section 5.15. OFAC, FCPA. None of Parent, any of its Subsidiaries, or, to the knowledge of Parent, any directors or officers of Parent or any of its Subsidiaries, is the subject of Sanctions. None of Parent or its Subsidiaries is located, organized or resident in a country or territory that is the subject of Sanctions. No part of the proceeds of the Revolving Loans shall be used by any Borrower in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Any Lender may elect not to benefit from the representation set forth in this Section 5.15 by providing prior written notice of such election to the Administrative Agent and Parent (such Lender, a “Section 5.15 Restricted Lender”). This Section 5.15 shall only apply for the benefit of a Section 5.15 Restricted Lender to the extent that this Section 5.15 would not result in any violation of or liability under EU Regulation (EC) 2271/96 or §7 of the German Aussenwirtschaftsverordnung. In connection with any amendment, waiver, determination or direction relating to this Section 5.15, the Advance or Commitment of any Section 5.15 Restricted Lender will be excluded for the purpose of determining whether any consent pursuant to Section 8.02 has been obtained.

ARTICLE 6

COVENANTS

From the Effective Date, so long as any Lender shall have any Commitment hereunder, or any Revolving Loan or other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied:

Section 6.01. Financial Reporting. Parent will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Administrative Agent for the Administrative Agent’s distribution to the Lenders:

(a) As soon as available, but in any event on or prior to the earlier of (i) the 90th day after the close of each of its fiscal years and (ii) the day that is five (5) Business Days after the date Parent’s annual report on Form 10-K is required to be filed with the SEC after giving effect to any extensions permitted by the SEC (commencing with the fiscal year ending August 31, 2015), an unqualified audit report certified by independent certified public accountants of recognized standing, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related statements of income, shareholders’ equity and cash flows, accompanied by any management letter prepared by said accountants.

(b) As soon as available, but in any event on or prior to the earlier of (i) the 45th day after the close of the first three quarterly periods of each of its fiscal years and (ii) the day that is five (5) Business Days after the date Parent’s quarterly report on Form 10-Q is required to be filed with the SEC after giving effect to any extensions permitted by the SEC (commencing with the fiscal quarter ending on or about November 30, 2014), for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income, shareholders’ equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, chief accounting officer or treasurer.

(c) Together with the financial statements required under Sections 6.01(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer, chief accounting officer or treasurer showing the calculations necessary to determine compliance with the financial covenant set forth in Section 6.13 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d) Reserved.

(e) Reserved.

(f) Reserved.

(g) Promptly upon the filing thereof, copies of all registration statements or other regular reports not otherwise provided pursuant to this Section 6.01 which Parent or any of its Subsidiaries files with the SEC.

(h) Reserved.

(i) Such other information with respect to the business, condition or operations, financial or otherwise, and Properties of Parent and its Subsidiaries as the Administrative Agent, including at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at http://investor.walgreens.com or such other website with respect to which Parent may from time to time notify the Administrative Agent and to which the Lenders have access; or (ii) on which such documents are posted on Parent’s behalf by the Administrative Agent on SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or filed electronically through EDGAR and available on the Internet at www.sec.gov; provided that Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting or filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent with any such request for delivery.

Parent hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Parent hereunder (collectively, “Borrower Materials”) by (i) posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) or (ii) sending the Borrower Materials via electronic mail to the Lenders and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

Section 6.02. Use of Proceeds. Each Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Advances for general corporate purposes (which may include financing a portion of the Alliance Boots Acquisition and repaying or refinancing certain Indebtedness of Walgreens, Alliance Boots and their respective Subsidiaries). Each Borrower shall use the proceeds of the Advances in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and Regulation X, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

Section 6.03. Notice of Default. Parent will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default.

Section 6.04. Conduct of Business. Parent will, and will cause each of its Subsidiaries to, except as otherwise permitted by Section 6.10, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company or other entity in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case (other than valid existence of any Borrower) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Reserved.

Section 6.06. Compliance with Laws. Parent will, and will cause each of its Major Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), except to the extent such noncompliance would not have a Material Adverse Effect.

Section 6.07. Reserved.

Section 6.08. Inspection; Keeping of Books and Records. Subject to applicable law and third party confidentiality agreements entered into by Parent or any Subsidiary in the ordinary course of business, Parent will, and will cause each Subsidiary to, permit the Administrative Agent, during the continuance of a Default or Unmatured Default, by its representatives and agents, to inspect any of the Property, books and financial records of Parent and each Subsidiary, to examine and make copies of the books of accounts and other financial records of Parent and each Subsidiary, and to discuss the affairs, finances and accounts of Parent and each Subsidiary with their respective officers at such reasonable times and intervals as the Administrative Agent may designate but in all events upon reasonable prior notice to Parent’s Finance Department, Attention: Director of

Investor Relations. Parent shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.

Section 6.09. Existing Alliance Boots Debt; Holdco Reorganization. (a) Prior to the Existing Alliance Boots Debt Repayment, Parent will not, and will not permit any Subsidiary (other than Alliance Boots and its Subsidiaries) to, guarantee any Indebtedness of Alliance Boots or its Subsidiaries.

(b) To the extent Parent in its sole discretion seeks to refinance, renew or replace any portion of the Existing Alliance Boots Debt, Parent shall use reasonable efforts to refinance, renew or replace such Indebtedness for Borrowed Money with the proceeds of unsecured indebtedness incurred by Parent and not guaranteed by any Person other than (if Walgreens Boots Alliance is then Parent) Walgreens.

(c) Promptly (and in any event within 10 Business Days) after the Alliance Boots Acquisition Closing Date, if the Holdco Reorganization is not consummated on or prior to the Alliance Boots Acquisition Closing Date, Walgreens Boots Alliance will merge with and into Walgreens, with Walgreens surviving such merger.

Section 6.10. Merger. (a) Parent will not merge into or consolidate with any other Person, unless (i) the Person formed by such consolidation or into which Parent is merged shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume pursuant to an instrument executed and delivered to the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, Parent’s obligations for the due and punctual payment of the Obligations and the performance of every covenant of this Agreement on the part of Parent to be performed; and (ii) immediately after giving effect to such transaction, no Default or Unmatured Default shall have occurred and be continuing. For the avoidance of doubt, this Section 6.10 shall only apply to a merger or consolidation in which Parent is not the surviving Person.

(b) Upon any consolidation by Parent with or merger by Parent into any other Person, the successor Person formed by such consolidation or into which Parent is merged shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if such successor Person had been named as Parent herein.

Section 6.11. Sale of Assets. Parent will not lease, sell or otherwise dispose of, or permit one or more Subsidiaries to lease, sell or otherwise dispose of, all or substantially all of the Property of Parent and the Subsidiaries, taken as a whole, to any Person, unless, immediately before and after giving effect thereto, no Default or Unmatured Default would exist.

Section 6.12. Liens. No Borrower will, and Parent will not permit any Major Subsidiary to, create or suffer to exist any Lien in, of or on any of its Property, in each case to secure or provide for the payment of any Indebtedness for Borrowed Money, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(b) Liens for taxes, assessments or governmental charges or levies on its Property regardless of their delinquency or whether they can be paid without penalty provided such taxes, assessments, charges or levies do not in the aggregate at any one time exceed $10,000,000.

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(d) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(e) Utility easements, building restrictions and such other encumbrances or charges against real property as Parent reasonably deems necessary or desirable consistent with past practices.

(f) Precautionary Liens provided by any Borrower or Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by any Borrower or Major Subsidiary which transaction is determined by the Board of Directors of such Borrower or Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States.

(g) Liens existing on the date hereof securing Indebtedness for Borrowed Money (and the replacement, extension or renewal thereof upon or in the same property), other than Liens securing the Existing Alliance Boots Debt.

(h) Liens securing Indebtedness for Borrowed Money in an aggregate amount, immediately after giving effect to the incurrence of such Indebtedness for Borrowed Money, not to exceed the greater of (I) 15% of Total Tangible Assets and (II) the sum of (x) the amount of Existing Alliance Boots Debt outstanding at such time plus (y) $1,000,000,000 plus (z) 70% of the aggregate amount of Existing Alliance Boots Debt repaid or otherwise satisfied on and prior to such time (provided that the sum of the amounts calculated pursuant to sub-clauses (y) and (z) in this clause (II) shall not at any time exceed 15% of Total Tangible Assets).

(i) Liens on deposits, cash or cash equivalents, if any, in favor of any issuer of one or more letters of credit issued under the New Revolving Credit Agreement to cash collateralize or otherwise secure the obligations of a defaulting lender to fund risk participations therein.

(j) Usual and customary set off rights with respect to bank accounts and brokerage accounts in the ordinary course of business.

(k) Usual and customary deposits in favor of lessors and similar deposits in the ordinary course of business.

(l) Liens existing on property of any Person acquired by any Borrower or Major Subsidiary, other than any such Lien or security interest created in contemplation of such acquisition (and the replacement, extension or renewal thereof upon or in the same property).

Section 6.13. Financial Covenant. As of the last day of each fiscal quarter of Parent, commencing with the first fiscal quarter-end date occurring after the Effective Date, the ratio of Consolidated Debt to Total Capitalization shall not be greater than 0.60:1.00; it being understood that on and after the Alliance Boots Acquisition Closing Date, such calculation shall be made giving effect to the Alliance Boots Acquisition and the repayment or refinancing of Indebtedness of Walgreens, Alliance Boots and their respective Subsidiaries in connection therewith.

Section 6.14. Sanctions. Parent and its Subsidiaries will not, directly or, to the knowledge of Parent, indirectly, (a) use the proceeds of the Revolving Loans, or (b) lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, in each case, to fund any activities or business (x) of or with any individual or entity named on the most current list of Specially Designated Nationals or Blocked Persons maintained by OFAC or the U.S. Department of State, or (y) in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, except in the case of (a) or (b) to the extent licensed by OFAC or otherwise permissible under U.S. law. Any Lender may elect not to benefit from the covenants set forth in this Section 6.14 by providing prior written notice of such election to the Administrative Agent and Parent (such Lender, a “Section 6.14 Restricted Lender”). This Section 6.14 shall only apply for the benefit of a Section 6.14 Restricted Lender to the extent that this Section 6.14 would not result in any violation of or liability under EU Regulation (EC) 2271/96 or §7 of the German Aussenwirtschaftsverordnung. In connection with any amendment, waiver, determination or direction relating this Section 6.14, the Advance or Commitment of any Section 6.14 Restricted Lender will be excluded for the purpose of determining whether any consent pursuant to Section 8.02 has been obtained.

ARTICLE 7

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 7.01. Breach of Representations or Warranties. Any representation or warranty made by Parent to the Lenders or the Administrative Agent under this Agreement, or any certificate or information delivered in connection with this Agreement, shall be false in any material respect when made or deemed made.

Section 7.02. Failure to Make Payments When Due. Nonpayment of (a) principal of any Revolving Loan when due, or (b) interest upon any Revolving Loan, any Commitment Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

Section 7.03. Breach of Covenants. The breach by Parent of (a) any of the terms or provisions of Section 6.03, 6.09, 6.10, 6.11, 6.12 or 6.13 or (b) any of the other terms or provisions of this Agreement which is not remedied within thirty (30) days after Parent knows of the occurrence thereof.

Section 7.04. Cross Default. (a) Any Borrower or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness for Borrowed Money which is outstanding in a principal amount of at least the Requisite Amount in the aggregate (but excluding indebtedness arising hereunder) of such Borrower or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for Borrowed Money unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders.

(b) Any Indebtedness for Borrowed Money of any Borrower or any Major Subsidiary which is outstanding in a principal amount of at least the Requisite Amount in the aggregate shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness for Borrowed Money shall be required to be made, in each case prior to the stated maturity thereof as a result of a breach by such Borrower or such Major Subsidiary (as the case may be) of the agreement or instrument relating to such Indebtedness for Borrowed Money and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for Borrowed Money unless adequate provision for the payment of such Indebtedness for Borrowed Money has been made in form and substance satisfactory to the Required Lenders.

(c) Parent or any of its Major Subsidiaries shall admit in writing its inability to pay its debts generally as they become due.

Section 7.05. Voluntary Bankruptcy; Appointment of Receiver; Etc. Parent or any of its Major Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.05, or (f) fail to contest in good faith any appointment or proceeding described in Section 7.06

Section 7.06. Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of Parent or any of its Major Subsidiaries, a receiver, trustee, custodian, examiner, liquidator or similar official shall be appointed for Parent or any of its Major Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.05(d) shall be instituted against Parent or any of its Major Subsidiaries, and such appointment continues undischarged, or such proceeding continues undismissed or unstayed, in each case, for a period of sixty (60) consecutive days.

Section 7.07. Judgments. Parent or any of its Major Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money (except to the extent covered by independent third party insurance and as to which the insurer has not disclaimed coverage) in excess of $200,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

Section 7.08. Unfunded Liabilities. (i) The aggregate Unfunded Liabilities of all Plans would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of Parent and its Subsidiaries taken as a whole; (ii) the present value of the unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans in the aggregate would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of Parent and its Subsidiaries taken as a whole; or (iii) any Reportable Event shall occur in connection with any Plan and such Reportable Event would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of Parent and its Subsidiaries taken as a whole.

Section 7.09. Guarantees. (i) So long as any Wholly Owned Subsidiary of Parent is a Designated Borrower, the Parent Guarantee in respect of such Designated Borrower shall for any reason cease (other than in accordance with the terms hereof) to be valid and binding on Parent, or Parent shall so state in writing, and (ii) so long as the Holdco Reorganization is consummated on or prior to the Alliance Boots Acquisition Closing Date, the Walgreens Guarantee shall for any reason cease (other than in accordance with the terms hereof) to be valid and binding on Walgreens, or Walgreens shall so state in writing.

Section 7.10. Other ERISA Liabilities. Parent, any Subsidiary or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability or become obligated to make contributions to a Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Parent, any Subsidiary or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of Parent and its Subsidiaries taken as a whole.

Section 7.11. Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect; or Parent contests in any manner the validity or enforceability of any Loan Document; or Parent denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document for any reason other than as expressly permitted hereunder or thereunder.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 8.01. Acceleration, Etc. If any Default described in Section 7.05 or 7.06 occurs, the obligations of the Lenders to make Revolving Loans hereunder shall automatically terminate and the Obligations of each Borrower shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend (in whole or in part) the obligations of the Lenders to make Revolving Loans hereunder and declare the Obligations of each Borrower to be due and payable (in whole or in part), whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive. Promptly upon any acceleration of the Obligations, the Administrative Agent will provide each Borrower with notice of such acceleration.

If, within thirty (30) days after acceleration of the maturity of the Obligations of each Borrower or termination of the obligations of the Lenders to make Revolving Loans hereunder as a result of any Default (other than any Default as described in Section 7.05 or 7.06) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to each Borrower, rescind and annul such acceleration and/or termination.

Section 8.02. Amendments. Subject to the provisions of this Article 8, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and Parent may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders, Parent or the Borrowers hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall:

(a) Extend the final maturity of any Revolving Loan of any Lender or forgive all or any portion of the principal amount thereof payable to any Lender, or reduce the rate or extend the scheduled time of payment of interest or fees thereon (other than a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof) payable to any Lender, without the consent of such Lender.

(b) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend Section 2.20 or the definition of “Pro Rata Share”, without the consent of all Lenders affected thereby. For the sake of clarity, the addition of a term loan or increased or additional revolving credit facility or an extension of the maturity of a portion of the revolving credit facility and similar modifications shall be permitted with the consent of the Required Lenders and the Lenders agreeing to participate in the new facility or to increase the amount of their commitment or extend the maturity of their Revolving Loans.

(c) Extend the Facility Termination Date as it applies to any Lender, or increase the amount or otherwise extend the term of the Commitment of any Lender hereunder without the consent of such Lender.

(d) Permit any Borrower to assign its rights or obligations under this Agreement except as provided in Section 6.10 without the consent of all Lenders.

(e) Release, other than in accordance with the terms hereof, all or substantially all of the value of any guarantee of the Obligations (including the Walgreens Guarantee and the Parent Guarantee) or all or substantially all of the collateral, if any, securing the Obligations, without the consent of all Lenders.

(f) Amend the definition of “Foreign Currency”, Section 1.05 or Section 2.23 without the consent of all Lenders.

(g) Amend this Section 8.02 without the consent of all Lenders.

provided further, that (x) no amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent and (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (it being specifically understood and agreed that any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 8.03. Preservation of Rights. No delay or omission of the Lenders or the Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Revolving Loan notwithstanding the existence of a Default or Unmatured Default or the inability of the applicable Borrower to satisfy the conditions precedent to such Revolving Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.02, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until all of the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01. Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Revolving Loan or any other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied.

Section 9.02. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.03. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.04. Entire Agreement. The Loan Documents, together with the Fee Letters, embody the entire agreement and understanding among the Borrowers, the Agents and the Lenders party thereto and supersede all prior agreements and understandings among the Borrowers, the Agents and the Lenders, as applicable, relating to the subject matter thereof.

Section 9.05. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agents are authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.01(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 2.05(b), 9.06, 9.09 and 10.07 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.06. Expenses; Indemnification. (a) Costs and Expenses. Parent shall reimburse (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers or the Lenders (including the reasonable fees, charges and disbursements of one primary counsel (and to the extent reasonably determined to be necessary, one local counsel and one regulatory counsel in any applicable jurisdiction) for the Administrative Agent, the Arrangers and the Lenders), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, the Arrangers or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans.

(b) Indemnification by Parent. Parent shall, or shall cause the applicable Borrower to, indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.05), (ii) any Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) a dispute among two or more Lenders not arising from any act or omission of the Borrowers or their Subsidiaries hereunder (but not including any such dispute that involves a Lender to the extent such Lender is acting in a different capacity (i.e., the Administrative Agent or an Arranger) under any Loan Document). This Section 9.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Parent for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section or Parent for any reason fail to indefeasibly pay or cause to be paid any amount required under subsection (b) of this Section, in each case, to be paid to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.18(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case, as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.07. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by Parent or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at Parent’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating Parent’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

Section 9.08. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 9.08, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.09. Nonliability of Lenders. The relationship between each Borrower on the one hand and the Lenders and the Agents on the other hand shall be solely that of borrower and lender. None of the Agents or any Lender shall have any fiduciary responsibilities to any Borrower. None of the Agents or any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of such Borrower’s business or operations. Each Borrower agrees that none of the Agents or any Lender shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from (x) the gross negligence or willful misconduct of the party from which recovery is sought or (y) such party’s material breach in bad faith of its obligations hereunder or under any other Loan Document. None of the Agents or any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 9.10. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives on a confidential basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any state, federal or foreign authority or examiner regulating banks or banking or otherwise purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent and the Lenders, as applicable, shall, except with respect to regulatory audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority, to the extent not prohibited by applicable law, give Parent reasonable notice thereof before complying therewith, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, the Fee Letters or any action or proceeding relating to this Agreement or any other Loan Document, the Fee Letters or the enforcement of rights hereunder or thereunder or the transactions contemplated hereby or thereby or enforcement hereof and thereof or the assertion of any due diligence defense, (f) subject to an agreement containing provisions substantially the same as those of this Section or other provisions at least as restrictive as this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of Parent, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a source, other than any Borrower or its Affiliates, that is not to such Person’s knowledge subject to any confidentiality or fiduciary obligation to the Borrowers with respect to such Information, (i) on a confidential basis, to ratings agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder; provided, however, that any such ratings agency shall be informed of the confidentiality of such information and instructed to keep such information confidential in accordance with its standard practices or (j) to the extent that such information was already in the Administrative Agent’s or Lender’s possession (other than as a result of the Administrative Agent or Lender, as applicable, being provided such information by or on behalf of any Borrower hereunder) or is independently developed by the Administrative Agent or Lender, as applicable.

In addition, on a confidential basis, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section, “Information” means all information received from Parent or any Subsidiary relating to Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Parent or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 9.11. Nonreliance. Each of the Lenders hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

Section 9.12. Disclosure. Parent and each Lender hereby acknowledge and agree that Mizuho and/or its Affiliates and certain of the other Lenders and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with Parent and its Affiliates. Each Lender acknowledges that, pursuant to such activities, Mizuho and/or its Affiliates may receive information regarding the Parent or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Parent or such Affiliate) and acknowledge that the Administrative Agent or Mizuho acting as a Lender shall be under no obligation to provide such information to them.

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Mizuho to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, other than Section 10.06 below, are solely for the benefit of the Administrative Agent and the Lenders, and neither Parent nor any Borrower shall have rights as a third party beneficiary of any of such provisions (other than as provided in Section 10.06 below). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Revolving Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

Section 10.04. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 8) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Parent, any Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

Section 10.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to, so long as no Default or Unmatured Default has occurred and is continuing, the consent of Parent (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, subject to, so long as no Default or Unmatured Default has occurred and is continuing, the consent of Parent (such consent not to be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan

Documents and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than as provided in Section 3.08 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of its resignation), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Parent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.07. Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE 11

SETOFF

Section 11.01. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations of such Borrower then owing to such Lender to the extent the Obligations shall then be due; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22(a)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Revolving Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Default under Sections 7.02, 7.05 or 7.06 has occurred and is continuing, Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the prior written consent of Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default under Sections 7.02, 7.05 or 7.06 has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to any Borrower or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Parent and the Administrative Agent, the Pro Rata Share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Revolving Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 9.06 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Parent, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Parent, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Parent at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Parent or the Administrative Agent, sell participations to any Person (other than a natural person, Defaulting Lender or any Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Parent, each Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.02 that affects such Participant. Subject to subsection (e) of this Section, Parent agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.01 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.20 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Revolving Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.05 unless such Participant agrees to comply with Section 3.05 as though it were a Lender (it being understood that the documentation required under Section 3.05(e) shall be delivered to the Lender who sells the participation).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.02. Dissemination of Information. Parent authorizes each of the Lenders to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Parent and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by Parent pursuant to Section 6.01; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement or other provisions at least as restrictive as Section 9.10 including making the acknowledgments set forth therein.

Section 12.03. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(e).

ARTICLE 13

NOTICES

Section 13.01. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Parent or any Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number set forth on Schedule 13.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Parent or any Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Parent, any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Parent’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Parent, any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Parent, any Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to Parent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of any Borrower so long as such notices appear on their face to be authentic even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

ARTICLE 14

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 14.01. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.02. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE 15

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 15.01. Choice of Law. THE LOAN DOCUMENTS AND OBLIGATIONS OF THE PARTIES THEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER THEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 15.02. Consent to Jurisdiction. EACH OF PARENT, THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY SUBMITS TO JURISDICTION OF ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS OR ANY LENDER TO BRING PROCEEDINGS AGAINST PARENT AND/OR ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BROUGHT BY PARENT AND/OR ANY BORROWER, DIRECTLY OR INDIRECTLY, IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.

EACH OF PARENT, THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY AGREES FURTHER THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT

REQUESTED, TO THE APPLICABLE PERSON AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 13.01 AND AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS OR LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 15.03. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.04. U.S. Patriot Act Notice. Each Lender that is subject to the U.S. Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Parent and each Borrower that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies Parent and each Borrower, which information includes the name and address of Parent and each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Parent and each Borrower in accordance with the U.S. Patriot Act. Parent and each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

Section 15.05. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Parent and each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between Parent and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of Parent and the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Parent and the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Arrangers nor any of the Lenders has any obligation to Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent and its Affiliates, and neither the Administrative Agent nor any of the Arrangers nor any of the Lenders has any obligation to disclose any of such interests to Parent or its Affiliates. To the fullest extent permitted by law, Parent and each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 15.06. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any

Lender from any applicable Borrower in the Agreement Currency, such applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such applicable Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE 16

PARENT GUARANTY

Section 16.01. Parent Guaranty. Parent hereby guarantees (the undertaking of Parent contained in this Article 16 being the “Parent Guarantee”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Walgreens and each Designated Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise, which Obligations shall include such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Parent, Walgreens or any Designated Borrower under any Debtor Relief Laws, and shall include interest that accrues after the commencement of any proceeding under any Debtor Relief Laws (such obligations, collectively, being the “Subsidiary Borrower Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under the Parent Guarantee. The Parent Guarantee is a guaranty of payment and not of collection. Parent agrees that, as between Parent and the Administrative Agent, the Subsidiary Borrower Obligations may be declared to be due and payable for purposes of the Parent Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards Walgreens or any Designated Borrower and that in the event of a declaration or attempted declaration, the Subsidiary Borrower Obligations shall immediately become due and payable by Parent for purposes of the Parent Guarantee.

Section 16.02. Guaranty Absolute. Parent guarantees that the Subsidiary Borrower Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of Parent under the Parent Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of this Agreement, any Subsidiary Borrower Obligations or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Subsidiary Borrower Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Subsidiary Borrower Obligations;

(d) any law or regulation of any jurisdiction or any other event affecting any term of a Subsidiary Borrower Obligation; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Parent or any other Borrower.

The Parent Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of Walgreens or a Designated Borrower or otherwise, all as though such payment had not been made.

Section 16.03. Waivers.

(a) Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Subsidiary Borrower Obligations and the Parent Guarantee and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Walgreens or a Designated Borrower or any other Person or any collateral.

(b) Parent hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Walgreens or any Designated Borrower that arise from the existence, payment, performance or enforcement of the obligations of Parent under the Parent Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against Walgreens or such Designated Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Walgreens or such Designated Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Parent in violation of the preceding sentence at any time prior to the later of the payment in full of the Subsidiary Borrower Obligations and all other amounts payable under the Parent Guarantee and the Facility Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Subsidiary Borrower Obligations and all other amounts payable under the Parent Guarantee, whether matured or unmatured, in accordance with the terms of this Agreement and the Parent Guarantee, or to be held as collateral for any Subsidiary Borrower Obligations or other amounts payable under the Parent Guarantee thereafter arising. Parent acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Parent Guarantee and that the waiver set forth in this Section 16.03(b) is knowingly made in contemplation of such benefits.

Section 16.04. Continuing Guaranty. The Parent Guaranty is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the Subsidiary Borrower Obligations (including any and all Subsidiary Borrower Obligations which remain outstanding after the Facility Termination Date) and all other amounts payable under the Parent Guarantee, (ii) be binding upon each of Parent and its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns. Notwithstanding the foregoing, if the Holdco Reorganization is consummated on or prior to the Alliance Boots Acquisition Closing Date, the obligations of Walgreens under the Parent Guarantee will automatically and unconditionally be released and discharged.

ARTICLE 17

WALGREENS GUARANTY

Section 17.01. Walgreens Guaranty. Walgreens hereby guarantees (the undertaking of Walgreens contained in this Article 17 being the “Walgreens Guarantee”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Walgreens Boots Alliance now or hereafter existing under this Agreement (including, for the avoidance of doubt, under Article 16), whether for principal, interest, fees, expenses or otherwise, which Obligations shall include such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Walgreens or Walgreens Boots Alliance under any Debtor Relief Laws, and shall include interest that accrues after the commencement of any proceeding under any Debtor Relief Laws (such obligations, collectively, being the “WBA Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative

Agent or the Lenders in enforcing any rights under the Walgreens Guarantee. The Walgreens Guarantee is a guaranty of payment and not of collection. Walgreens agrees that, as between Walgreens and the Administrative Agent, the WBA Obligations may be declared to be due and payable for purposes of the Walgreens Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards Walgreens Boots Alliance and that in the event of a declaration or attempted declaration, the WBA Obligations shall immediately become due and payable by Walgreens for purposes of the Walgreens Guarantee.

Section 17.02. Guaranty Absolute. Walgreens guarantees that the WBA Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of Walgreens under the Walgreens Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of this Agreement, any WBA Obligations or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the WBA Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the WBA Obligations;

(d) any law or regulation of any jurisdiction or any other event affecting any term of a WBA Obligation; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Walgreens or Walgreens Boots Alliance.

The Walgreens Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the WBA Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of a Designated Borrower or otherwise, all as though such payment had not been made.

Section 17.03. Waivers.

(a) Walgreens hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the WBA Obligations and the Walgreens Guarantee and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Walgreens Boots Alliance or any other Person or any collateral.

(b) Walgreens hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Walgreens Boots Alliance that arise from the existence, payment, performance or enforcement of the obligations of Walgreens under the Walgreens Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against Walgreens Boots Alliance or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Walgreens Boots Alliance, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Walgreens in violation of the preceding sentence at any time prior to the later of the payment in full of the WBA Obligations and all other amounts payable under the Walgreens Guarantee and the Facility Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the WBA Obligations and all other amounts payable under the Walgreens Guarantee, whether matured or unmatured, in accordance with the terms of this Agreement and the Walgreens Guarantee, or to be held as collateral for any WBA Obligations or other amounts payable under the Walgreens Guarantee thereafter arising. Walgreens acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Walgreens Guarantee and that the waiver set forth in this Section 17.03(b) is knowingly made in contemplation of such benefits.

Section 17.04. Termination. The Walgreens Guarantee will automatically terminate, and the obligations of Walgreens under the Walgreens Guarantee will be unconditionally released and discharged, if (a) the Holdco Reorganization is not consummated on or prior to the Alliance Boots Acquisition Closing Date or (b)(i) the aggregate outstanding principal amount of Capital Markets Indebtedness, including the Existing Notes and Commercial Bank Indebtedness, in each case, of Walgreens is less than $2,000,000,000, (ii) Walgreens does not guarantee any Capital Markets Indebtedness or Commercial Bank Indebtedness, in each case, of Walgreens Boots Alliance and (iii) Walgreens does not guarantee any obligations of Walgreens Boots Alliance under either the New Revolving Credit Agreement or the Term Loan Credit Agreement. Once released in accordance with its terms, the Walgreens Guarantee will not subsequently be required to be reinstated for any reason.

Section 17.05. Continuing Guaranty. Subject to Section 17.04, the Walgreens Guaranty is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the WBA Obligations (including any and all WBA Obligations which remain outstanding after the Facility Termination Date) and all other amounts payable under the Walgreens Guarantee, (ii) be binding upon each of Walgreens and its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WALGREEN CO.

/s/ Jason Dubinsky
Name:	Jason Dubinsky
Title:	Treasurer

WALGREENS BOOTS ALLIANCE, INC.

/s/ Timothy R. McLevish
Name:	Timothy R. McLevish
Title:	Treasurer

[Signature Page to Revolving Credit Agreement]

ADMINISTRATIVE AGENT:	MIZUHO BANK, LTD.,
as the Administrative Agent and a Lender

	By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

LENDERS:	HSBC BANK USA, N.A.,
as a Lender

	By:	/s/ Thomas Foley
	Name:	Thomas Foley
	Title:	Managing Director

[Signature Page to Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Frances W. Josephine
Name:	Frances W. Josephine
Title:	Vice President

[Signature Page to Revolving Credit Agreement]

PRICING SCHEDULE

TO REVOLVING CREDIT AGREEMENT

Index Debt Rating (Moody’s or S&P)	Commitment Fee	Applicable Margin for Eurocurrency Loans	Applicable Margin for Floating Rate Loans
Rating Category 1: ≥ BBB- / Baa3	0.125%	1.000%	0.000%
Rating Category 2: ≤ BB+ / Ba1	0.225%	1.500%	0.500%

For purposes of the foregoing, “Index Debt” means senior, unsecured, long-term Indebtedness for Borrowed Money of Parent that is not guaranteed by any other person or subject to any other credit enhancement (other than, if applicable, the Walgreens Guarantee). If (i) either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Rating Category 2; (ii) the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Rating Categories, the Applicable Margin shall be based on the higher of the two ratings, and (iii) the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Parent and the Revolving Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

COMMITMENT SCHEDULE

TO REVOLVING CREDIT AGREEMENT

BANK	COMMITMENT AS OF EFFECTIVE DATE
Mizuho Bank, Ltd.	$250,000,000.00
HSBC Bank USA, N.A.	$250,000,000.00
US Bank National Association	$250,000,000.00

TOTAL	$750,000,000.00

Schedule 13.01

CERTAIN ADDRESSES FOR NOTICES

1.	Address of each Borrower:

Attention: Dan Morrell

108 Wilmot Road

Deerfield, IL 60015

Phone: 847-315-2278

Fax: 847-315-3993

dan.morrell@walgreens.com

With a copy to:

Attention: Joseph Greenberg

104 Wilmot Road

Deerfield, IL 60015

Phone: 847-315-8204

Fax: 847-315-4464

joseph.greenberg@walgreens.com

2.	Address for the Administrative Agent:

Berta Caballero / Masako Sacks

Phone : 201 626 9137/ 9599

Fax: 201 626 9935

Email: lau_agent@mizuhocbus.com

Mailing Address:

Mizuho Bank, Ltd.

Harborside Financial Ctr

1800 Plaza Ten

Jersey City, NJ 07311

3.	Wiring Instructions for the Administrative Agent

USD PAYMENT INSTRUCTIONS:

Mizuho Bank, NY

ABA: 026004307

Account Number: H79-740-222205

Account Name: LAU ISA

Ref: Walgreen 364 Day Facility

EUR PAYMENT INSTRUCTIONS:

Deutsche Bank Frankfurt

Swift: DEUTDEFF

Account Number: 10095908110000

Account Name: Mizuho Bank, Ltd (MHCBUS33)

Ref: Walgreen 364 Day Facility

GBP PAYMENT INSTRUCTIONS:

HSBC, London

Swift: MIDLGB22

Account Number: 57270330

Account Name: Mizuho Bank, Ltd (MHCBUS33)

Ref: Walgreen 364 Day Facility

SWISS FRANC PAYMENT INSTRUCTIONS:

UBS AG, Zurich

Swift: UBSWCHZH80A

Account Number: 02300000079103050000Y

Account Name: Mizuho Bank, Ltd (MHCBUS33)

Ref: Walgreen 364 Day Facility

YEN PAYMENT INSTRUCTIONS:

Mizuho Bank Ltd, Tokyo

Swift: MHCBJPJT

Account Number: 0802050

Account Name: Mizuho Bank, Ltd (MHCBUS33)

Ref: Walgreen 364 Day Facility